Exhibit 10.38

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Cabaletta Bio

DEVELOPMENT AND CLINICAL MANUFACTURING SERVICES AGREEMENT

This Development and Manufacturing Services Agreement (this “Agreement”) is entered into as of the date of the last signature below (the “Effective Date”), by and between Cellares Corporation, a Delaware corporation, with offices located at 345 Allerton Avenue, South San Francisco, CA 94080 (“Cellares”), and Cabaletta Bio, Inc., a Delaware corporation, with offices located at 2929 Arch St Suite 600, Philadelphia, PA 19104 (“Partner”). Cellares and Partner are sometimes referred to herein, individually, as a “Party” and, together, as the “Parties”.

1.
Background.
1.1
The Parties entered into that certain Technology Transfer Agreement, dated as of November 3, 2023 (the “TTA”), pursuant to which Cellares will perform certain technology transfer, validation and other services with respect to the manufacture of Partner’s cell therapy product.
1.2
Partner desires to engage Cellares to perform certain Services (as defined below) relating to the further development and manufacture of the Product (as defined below) as described in this Agreement, and Cellares is prepared to perform such Services for Partner upon the terms and conditions set forth herein.
1.3
As of the Effective Date, Statement of Work No. 4 under the TTA (“SOW No. 4”), shall be governed under this Agreement rather than the TTA. In the event of a conflict between defined terms in SOW No. 4 and this Agreement the definition ascribed in this Agreement shall govern.
2.
Definitions.
2.1
“Affiliate” means, with respect to either Party, any corporation, company, partnership or other business entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such Party. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of (a) the power to direct or cause the direction of management or policies of such Party (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) or (b) at least fifty percent (50%) of the issued share capital (partnership or ownership capital – whether directly or pursuant to any option, warrant or other similar arrangement – or otherwise) of such Party.
2.2
“Applicable Law” means all relevant federal, state and local government laws, statutes, rules and regulations in the United States and any other jurisdictions which are applicable to the Services, including all relevant laws, statutes, rules and regulations in all countries in which Partner commercializes the Products, which countries are expressly set forth in the applicable SOW or otherwise mutually agreed in writing by the Parties, whether in effect as of the Effective Date or adopted thereafter, including the applicable regulations and guidelines of any applicable Regulatory Authority and all applicable cGMP, in each case together with all amendments thereto.
2.3
“Batch” means the Product produced from a single run of the Manufacturing Process.
2.4
“Batch Records” means the executed version of a given Master Batch Record containing the production record or, as applicable, relevant portions thereof, pertaining to a given Batch.
2.5
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
2.6
“Calendar Year” means each twelve (12)-month period commencing on January 1, except that the first “Calendar Year” of the Term shall be the period commencing on the Effective Date and ending on December 31 of the year during which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and ends on the last day of the Term.
2.7
“cGMP” means current Good Manufacturing Practices applicable in the United States (and any other countries specified in an applicable SOW) relating to the manufacture of medicinal products for human use, as specified in applicable International Council for Harmonisation (“ICH”) guidelines and the FD&C Act at 21 CFR (Chapters 210, 211, and applicable parts of 600, 610 and 820).
2.8
“cGMP Batch” means a Batch of Product that is required under the applicable SOW to meet cGMP.
2.9
“Cell Bank” means, with respect to a Cell Line, the cell stock of such Cell Line.
2.10
“Cell Bank Storage” means the storage of the Cell Bank in accordance with Section 4.7.
2.11
“Cell Line” means the cell line that is provided by Partner or developed under this Agreement by Cellares to produce Product.
2.12
“Cell Shuttle” means Cellares’ automated cell therapy manufacturing platform.
2.13
“Cellares Operating Documents” means the corporate standards, standard operating procedures, standard manufacturing procedures, drug master file, Cellares-customized manufacturing procedures, electronic programs and files, raw material specifications, protocols, validation documentation, and supporting documentation used by Cellares, including with respect to, without limitation, environmental monitoring, for operation and maintenance of the Facility and Cellares equipment used in the process of producing the Product. Cellares Operating Documents shall be deemed Cellares’ Confidential Information. For the avoidance of doubt, the Cellares Operating Documents shall not include any information within the Partner Manufacturing Process information.
2.14
“Certificate of Analysis” or “CoA” means a certificate of analysis prepared by or for Cellares listing the Specifications of a Product, tests performed on such Product, and the results of such testing, in a form agreed to by the Parties.
2.15
“Certificate of Compliance” or “CoC” means a document prepared by Cellares: (i) listing the manufacturing date, unique Batch number and dose level of Product in such Batch; and (ii) certifying that such Batch was manufactured in accordance with processing instructions, the Specifications, the Master Batch Record and Applicable Law (including cGMP, if applicable).
2.16
“Deliver,” “Delivered,” or “Delivery,” shall have the meaning ascribed in Section 8.3.
2.17
“Development Batch” means a Batch of Product which is expressly designated in the applicable SOW as a development or pilot Batch and which shall not be required to comply with cGMP nor meet the applicable Specifications.
2.18
“EMA” means the European Medicines Agency, or any successor agency thereto.
2.19
“Engineering Batch” or “Engineering Run” means a cGMP Batch that is intended to demonstrate the reproducible performance of the Manufacturing Process within analytic limits and while performed under cGMP conditions.
2.20
“Facility” means Cellares’ facility as set forth in the relevant SOW.
2.21
“FD&C Act” means the U.S. Food, Drug, and Cosmetic Act, as amended, and any regulations promulgated thereunder.
2.22
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
2.23
“Manufacturing Process” means the production process for the manufacture of Product as such process may be improved or modified from time to time.
2.24
“Master Batch Record” means the set of documents, proposed by Cellares and approved by Partner, which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of Product which are designed to ensure that the Products have the identity, strength, quality and purity they purport or are represented to possess, and is used to ensure uniformity from Batch to Batch and compliance with cGMPs.
2.25
“Partner Manufacturing Process” means Partner’s proprietary process for manufacturing the Product as disclosed by Partner to Cellares in writing pursuant to the TTA. Notwithstanding anything herein to the contrary, the Partner Manufacturing Process information is Confidential Information of Partner and not Cellares.
2.26
“Partner Materials” has the meaning ascribed in Section 3.5(b).
2.27
“Product” means the product identified in the applicable SOW and manufactured by Cellares under this Agreement.
2.28
“Quality Agreement” means the quality agreement, including any amendments thereto, executed by the Parties pursuant to Section 5.1, setting out the responsibilities of the Parties in relation to quality as required for compliance with cGMP. Upon signature by both Parties, the Quality Agreement is incorporated into and shall be an integral part of this Agreement.
2.29
“Raw Materials” means all materials required to perform the Manufacturing Process or Services set forth in the applicable SOW (other than Starting Materials), including without limitation ingredients, reagents, primary packaging materials, consumables (including cartridges for Cell Shuttle), sterile liquid transfer devices and other components of the Product.
2.30
“Regulatory Authority” means the FDA, EMA and any other similar applicable regulatory authorities.
2.31
“Services” means all or any part of the services to be performed by Cellares under this Agreement, as set out in the relevant SOW, and which may include, to the extent specified in an SOW, process and analytical method transfer, process development and automation, process optimization, validation, clinical manufacturing of Batches, as well as quality control and quality assurance activities.
2.32
“Starting Materials” means all materials required to perform the Manufacturing Process or Services set forth in the applicable SOW (other than Raw Materials), which may include human biologic materials, including apheresis or peripheral blood mononuclear cells (PBMCs), and lentiviral vectors.

2.33
“Statement of Work” or “SOW” means a statement of work describing the Services to be performed by Cellares under this Agreement, including any amendments to such statement of work, in each case in writing and as executed by the Parties pursuant to this Agreement.
2.34
“Specifications” means the written specifications for the Product as set forth in the applicable SOW.
2.35
“Third Party” means any person or entity other than the Parties or their respective Affiliates.
3.
Services.
3.1
Scope of Agreement; SOWs. As a master agreement, this Agreement allows the Parties to contract for Services through the issuance of multiple SOWs that reference this Agreement, which shall be separately specified in writing on terms acceptable to the Parties. Each SOW shall upon execution thereof by both Parties become part of this Agreement and incorporated herein. Each SOW shall set forth the specific Services to be performed by Cellares, the Product to be manufactured, the Specifications, the protocol for the applicable Manufacturing Process, the timeline and schedule for the performance of such Services, and the compensation to be paid by Partner to Cellares for the provision of such Services (including fees and reimbursable expenses), as well as any other relevant terms and conditions. If the Services include development of specific deliverables, such deliverables and the specifications thereof shall be set forth on the relevant SOW.
3.2
Amendments to SOWs. Each SOW may be amended from time to time upon the mutual written agreement of the Parties. If a Party becomes aware of any unforeseen or unusual events or assumptions, factors, or criteria not previously taken into consideration that would affect the outcome of the budget, timeline, or other aspects of the Services set forth in the applicable SOW, or would require additional or different services not originally contemplated, such Party shall promptly notify the other Party and the Parties shall confer in good faith to address such matter. Cellares shall not be required to perform any additional or different work until the Parties execute an applicable amendment. Notwithstanding the foregoing, no change in the Services or Quality Agreement shall be implemented by Cellares without the prior written consent of Partner in each instance.
3.3
Conduct of Services. Cellares will conduct the Services in accordance with the terms of this Agreement (including the applicable SOW) and Applicable Law, and in a professional and workmanlike manner. Cellares does not guarantee any particular outcome or results with respect to developmental services. Cellares shall use [***] to conduct the Services in accordance with the time frames and budget set forth in the applicable SOW. Cellares shall adhere to the Specifications agreed to by both parties in an applicable SOW. Cellares shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with this Agreement. Cellares may delegate or subcontract any part of the Services to an Affiliate or subcontractor [***]; provided that (i) such work is performed in accordance with this Agreement and the applicable SOW and (ii) Cellares shall remain fully responsible to Partner for the acts or omissions of such subcontractor in connection with the performance of such work; provided further that, in the event the subcontractor is required by Partner, Cellares shall not be responsible for any liability to the extent resulting from the performance of services by such subcontractor.
3.4
Governance.
(a)
Project Manager. With respect to each SOW, each Party will appoint a project manager (each, a “Project Manager”) who will be responsible for overseeing the performance of such SOW on behalf of such Party.
(b)
Joint Project Committee. The Parties shall appoint a joint project committee composed of an equal number of senior representatives from each Party such as Manufacturing, Quality, Process and Analytical Development, and Business Development (the “Joint Project Committee”). The Joint Project Committee shall meet in person or by teleconference based on the needs of the project(s) as determined by the Project Managers or Joint Project Committee. Cellares shall be responsible for coordinating meetings and meeting minutes and circulating to Joint Project Committee members as soon as reasonably practicable for comments and approval of the meeting minutes. The Joint Project Committee shall function as an information sharing body only and shall not have any decision-making authority. In the event of a dispute under this Agreement, the Parties shall first work in good faith for a period of up to [***] to resolve such dispute through the Joint Project Committee. For avoidance of doubt, the Joint Project Committee shall not have the authority to amend or modify this Agreement or any SOW.
3.5
Partner Materials.
(a)
To the extent not already provided by Partner to Cellares under the TTA, Partner will provide to Cellares, at Partner’s sole cost and expense, all information regarding Partner’s current cell therapy manufacturing process as required by Cellares to perform the Services, including process flow diagrams, an equipment list for each piece of equipment used in the current cell therapy manufacturing process, and process-associated documents, such as documents related to analytical methods and Specifications, or comparable documents.
(b)
Each applicable SOW will specify necessary amounts of all Cell Lines (including any Cell Lines intended for use in a Cell Bank or for Cell Bank Storage pursuant to Section 4.7(a)), Raw Materials, Starting Materials and other materials of any nature to be provided by Partner (collectively, “Partner Materials”), and Partner at its sole cost shall provide such Partner Materials meeting the relevant specifications as necessary for Cellares to perform the applicable Services. Each applicable SOW will also provide an estimated cost for any Raw Materials to be procured by Cellares on behalf of Partner.
(c)
Unless otherwise specified in the applicable SOW, Partner shall be solely responsible for all testing, quality control, defects and regulatory compliance with respect to Partner Materials prior to delivery of such Partner Materials to Cellares, and Cellares shall be solely responsible for all testing, quality control, defects and regulatory compliance with respect to Raw Materials other than Partner Materials.
(d)
Prior to delivery of any Partner Materials, Partner shall provide to Cellares all relevant environmental, health and safety information related to such Partner Materials in Partner’s possession and reasonably necessary to perform the Services, including details of any hazards relating to the Partner Materials of which Partner is aware. Such documentation shall include all applicable safety data sheets, toxicology reports issued by authoritative third parties, internal toxicology evaluation reports and other supporting documents with respect to environmental, health and safety matters concerning such Partner Materials. If Partner becomes aware of any changes to the aforesaid information or hazards during the performance of the Services, Partner shall promptly and accurately inform Cellares of such changes and provide relevant information and supporting documentation thereof. Any cell samples that are intended to be transferred to Cellares by Partner as part of this Agreement must include an original vendor Certificate of Analysis. If any cell sample has been adulterated or otherwise modified from its original vendor composition or format, then, Partner shall provide Cellares with three aliquots of such samples for safety and pathogen analysis and other quality assurance testing.
(e)
Partner shall deliver to Cellares all Partner Materials Delivery Duty Paid (DDP) Facility (Incoterms 2020). For the avoidance of doubt, DDP (Facility) means Partner is responsible for delivery to the Facility and pays all shipping costs including import duties and taxes. Partner is responsible for regulatory release and inspection of Partner Materials prior to delivery to Cellares. All costs associated with procuring, shipping, inspecting, handling and disposal of the Partner Materials prior to delivery to Cellares shall be the responsibility of Partner. Following delivery to Cellares, Cellares shall be responsible for all applicable visual inspecting and review of CoA, releasing, storage, handling and disposal of the Partner Materials.
(f)
Partner shall be solely responsible for procuring, at Partner’s cost, all licenses or other rights to all Partner Materials as necessary for Cellares to perform the applicable Services under this Agreement. Cellares shall not be responsible for any delays resulting from Partner’s failure to provide such Partner Materials.

(g)
All Partner Materials shall remain the sole property of Partner and are the Confidential Information of Partner. Partner shall be solely responsible for and shall bear the risk of loss of any Partner Materials while in Cellares’ possession or control, except for any loss of Partner Materials due to Cellares’ gross negligence or willful misconduct. Cellares will use [***] to protect the Partner Materials from loss, damage and theft while in Cellares’ possession and control. Cellares shall use the Partner Materials solely to perform its obligations under this Agreement and shall not transfer the Partner Materials to any Third Party (except to an Affiliate or subcontractor of Cellares performing Services hereunder to the extent permitted under Section 3.3) without Partner’s prior written consent. Cellares shall only use any data arising from its use of the Partner Materials to conduct the Services and for Cellares’ internal research and development purposes, subject to Section 11.2(b).
(h)
Cellares shall, at Partner’s option and expense, destroy, return to Partner or otherwise dispose of unused Partner Materials promptly after the earlier of (a) completion of the Services for which the Partner Materials were provided (unless such Partner Materials are anticipated to be used for future Services), or (b) termination of the applicable SOW. Notwithstanding the foregoing, if Partner provides no response to Cellares’ written notice of such unused Partner Materials, then Cellares may dispose of them at its sole discretion after [***] of such written notice to Partner. Partner is responsible for return shipping of Partner Materials. Cellares is responsible for disposing of Partner Materials at Partner’s expense.

4.
Manufacturing.
4.1
Specifications; Manufacturing Process. Cellares shall, in accordance with the terms of this Agreement and the Quality Agreement, manufacture each Product in accordance with the applicable Specifications and Manufacturing Process, Applicable Law, and, to the extent set forth in the applicable SOW, cGMP.
i.
If a Batch of Product fails to comply with the applicable Specifications, Manufacturing Process or cGMP, and Cellares is responsible for such failure as provided in this Section 4.1, then [***].
ii.
Without limiting the generality of the foregoing, Cellares shall not be responsible for the failure of any Product or the manufacture thereof to comply with the applicable Specifications, Manufacturing Process or cGMP to the extent due to (a) the Partner Manufacturing Process, (b) any specimens, samples, Partner Materials, information, instructions or intellectual property provided by Partner, or
(c)
the inherent properties of such Product.
iii.
Any change or modification to the Specifications or Manufacturing Process must be agreed in writing in advance by the Parties and will be made in accordance with the provisions of the Quality Agreement (if applicable) and this Agreement; provided that deviations from the Manufacturing Process may be made by Cellares for technical, safety, regulatory or emergency reasons upon written notification to Partner only to the extent explicitly permitted under the Quality Agreement, and provided that the applicable Product meets the applicable Specifications and is manufactured in accordance with cGMP, as applicable.
iv.
Partner shall be responsible for any costs or expenses incurred by Cellares in connection with implementing any change to the Specifications or Manufacturing Process.
v.
If Cellares makes any Cellares-requested change without Partner’s consent (except as such change is otherwise permitted under this Agreement) and such change results in a Non-Conformance, then in addition to the remedies in Article 9, [***].
4.2
Development Batches; Engineering Batches.
i.
Development Batches. Cellares shall manufacture each Development Batch in accordance with the applicable SOW, but for clarity, unless otherwise set forth in the SOW, Cellares shall have no obligation to manufacture each Development Batch to meet Specifications nor comply with cGMP. At Partner’s option, Cellares shall deliver such Development Batches to Partner or dispose of such Development Batches, in each case at Partner’s sole cost and expense. Partner shall use Development Batches only in accordance with the applicable SOW and with Applicable Law and shall not use any Development Batch in humans.
ii.
Engineering Batches. Engineering Batches may be used for analytical characterization and comparability studies. The Parties shall jointly define the objectives, success criteria, and reporting requirements for each Engineering Batch. The number, scope, and timing of Engineering Batches shall be set forth in a mutually agreed Statement of Work.
4.3
Process Assumptions; Finalization of Process and Specifications. Prior to commencement of cGMP manufacturing, the Parties shall review the technical, process and other assumptions underlying the Specifications and Manufacturing Process. If there is a material difference in such assumptions as compared with the Specifications or process results demonstrated during the manufacture of the applicable Development Batches, the Parties shall meet to discuss in good faith the consequences of such differences and any necessary changes to the Manufacturing Process or Specifications. Any agreed changes will be reflected in an amendment to the Manufacturing Process or Specifications. The final Manufacturing Process and Specifications shall be subject to each Party’s review and approval prior to commencement of manufacturing of cGMP Batches.
4.4
cGMP Batches. Cellares shall manufacture cGMP Batches in accordance with this Agreement (including the applicable Quality Agreement and SOW), cGMP, Applicable Law, the approved manufacturing Batch Records, and the applicable Specifications. Cellares shall deliver to Partner a Certificate of Analysis and Certificate of Compliance with respect to each cGMP Batch.
4.5
Raw Materials. Cellares shall procure all required Raw Materials [***]. Partner will be asked to approve the type, quantity and pricing of such Raw Materials in writing prior to purchase. Partner and Cellares will develop specifications for Raw Materials based on assessed risk.
4.6
Hazardous Materials. Cellares shall be responsible, at Cellares’ sole cost and expense (without reimbursement), for the generation, collection, storage, handling, transport, and release of hazardous materials and waste generated by or on behalf of Cellares in connection with any SOW unless otherwise specified in this Agreement or an SOW.
4.7
Cell Bank and Product Storage.

(a)
If Cell Bank Storage services are included within the Services under an SOW, Cellares shall perform such Cell Bank Storage of the applicable Cell Banks at no charge for up to [***] and shall notify Partner of the start date of such [***] storage period as soon as possible prior to such date. Cellares shall store finished Product made available to Partner pursuant to Section 8.2 (and any unused Partner Materials that are not going to be used in subsequent Services) [***] after Release and shall notify Partner of the start date of such [***] storage period as soon as possible prior to such date. After such [***] period, if Partner wishes Cellares to continue Cell Bank Storage or storage of finished Product (or other Partner Materials), such storage shall be subject to availability and, if storage is available, a mutually agreed storage fee will be charged to Partner.
(b)
Cellares shall store any stored Cell Banks and finished Product (or other Partner Materials) in a safe and environmentally controlled manner in accordance with Partner’s instructions and the requirements of the applicable SOW and Applicable Law. Cellares shall not transfer the Cell Bank or such finished Product (or other Partner Materials) to a Third Party or Affiliate of Cellares without Partner’s prior written consent. Upon Partner’s prior written consent, Cellares may perform such testing of the Cell Bank or Product as mutually agreed by the Parties in accordance with the Quality Agreement for quality assurance, regulatory or safety purposes. Cellares shall disclose the results of such testing within a reasonable time following Partner’s request. Upon expiration of the storage period set forth in Section 4.7(a), Cellares shall have the right, upon prior written notice to Partner, to dispose of any such Cell Banks, finished Product or unused Partner Materials.
(c)
Without limiting Section 3.5(e) with respect to the Cell Bank, Cellares’ liability for loss, theft or damage of any Cell Bank or finished Product stored by or on behalf of Cellares hereunder shall not exceed [***] with respect to such Cell Bank or Product storage pursuant to Section 4.7(a). Further, for any loss, theft or damage of any finished Product stored by or on behalf of Cellares during the first [***] storage period, Cellares also agrees to [***]. Cellares will at all times label (or otherwise designate) the Product and Partner Materials as the property of Partner. Cellares shall keep the Product and Partner Materials free and clear of all claims, encumbrances, and liens. Cellares bears all risk of loss for Partner Materials (including Product) while in Cellares’ or its contractors’ possession or control.
(d)
The price for and other terms applicable to Cell Bank Storage or storage of finished Product following the expiration of the free storage period described in Section 4.7(a) shall be as mutually agreed by the Parties pursuant to Section 4.7(a). Any changes to such Cell Bank Storage or finished Product storage Services shall be made via an amendment to the applicable SOW as set forth in Section 3.2. If Partner does not timely pay all fees due for such storage, Partner shall within [***] of Cellares’ written notice arrange collection and shipping of the applicable Cell Bank or finished Product at Partner’s sole cost and Cellares shall not be obliged to continue such storage at the end of such [***] period.
(e)
Upon expiration or termination of this Agreement or the SOW(s) pursuant to which Cellares provides Cell Bank Storage or storage of finished Product as described in Section 4.7(d) (or completion of such storage Services), Cellares shall destroy, return to Partner or otherwise dispose of the Cell Bank or such finished Product pursuant to Section 3.5(h) at Partner’s expense.
5.
Quality; Regulatory.
5.1
Quality Agreement. The Parties shall enter into the Quality Agreement within [***] of the Effective Date. Responsibility for quality assurance and quality control of Product shall be allocated between Partner and Cellares as set forth in the Quality Agreement and in Cellares’ standard operating procedures. If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail with the exception that the Quality Agreement shall control for matters relating to the quality and disposition of the Product. If the Quality Agreement is not in place within [***] of the Effective Date, Cellares and Partner commit to enter into the Quality Agreement in a timely manner, but in no event later than the commencement of cGMP manufacturing.
5.2
Regulatory Inspections and Audits. The Parties’ responsibilities regarding inspections by Regulatory Authorities and audits shall be set out in the Quality Agreement (but in no case shall the Quality Agreement reduce the scope of any audit rights provided herein or impose any fee on Partner).
5.3
Partner Inspections. During the Term and subject to reasonable prior written notice by Partner to Cellares, Partner or Partner’s representatives shall be granted access to (i) each portion of the Facility where Cellares performs Services, (ii) relevant personnel involved in performing Services and (iii) relevant records pursuant to Section 5.4, in each case solely for the purpose of observing process performance and verifying that Cellares is performing Services in accordance with cGMP (as applicable) and all other Applicable Laws, the applicable SOW, the Quality Agreement and the Master Batch Records, as applicable with [***] prior written notification. Audits shall be designed to minimize disruption of operations at the Facility. Such inspections shall be limited to no more than [***] (other than for cause), conducted by [***] representatives of Partner and over the course of no more than [***] per inspection. Partner will pay Cellares a [***] fee, as set forth in the relevant SOW, to cover Partner audits exceeding [***] Partner audit per year; provided that, Cellares shall permit a for-cause audit by Partner and/or its representatives [***] given reasonable timely notification as agreed by the Parties in the Quality Agreement. [***].
5.4
Recordkeeping. Cellares will maintain complete and accurate records of the production of each Batch of Product (including without limitation Batch Records) in electronic form accessible to Partner and as required by Applicable Laws, including without limitation cGMP, and in accordance with the Quality Agreement. Cellares will retain possession of the Master Batch Record and Batch Records and will make copies of the Master Batch Record and Batch Records available to Partner. Cellares Operating Documents will remain Cellares’ Confidential Information. Cellares will make the Cellares Operating Documents available during site visits by Partner but Partner will not be permitted to make copies of and/or remove Cellares Operating Documents from the Facility. In connection with a filing or correspondence with a Regulatory Authority in connection with a Product, Cellares will provide Partner with the documents necessary or reasonably useful for Partner to address an inquiry from a Regulatory Authority. If any Confidential Information of Cellares is necessary for Partner to include in a filing for regulatory approval of the Product or to address an inquiry from a Regulatory Authority, Cellares shall provide the Confidential Information to Partner for the specific purpose of disclosure to the applicable Regulatory Authority, provided that Cellares shall have the right to provide such information only to such

Regulatory Authority to extent permitted by Applicable Law. Cellares will promptly provide to Partner such regulatory support, including data and documentation, as reasonably requested by Partner in connection with regulatory filings relating to the Facility or equipment to the extent used to manufacture Product hereunder.
5.5
Facility Approvals. Cellares shall maintain all manufacturing licenses and other regulatory and governmental permits, licenses and approvals for the Facility that may be necessary to manufacture and supply Products under this Agreement.
5.6
Product Approvals. Partner shall be solely responsible for obtaining and maintaining regulatory approval of the Product. Prior to Partner’s submission of any applicable substantive information to any Regulatory Authority related in any way to Cellares that has not previously been reviewed or provided by Cellares, the Manufacturing Process or the Services provided under this Agreement (including information related to a Regulatory Authority’s request for additional information or an inspection, and Partner’s answer or other response thereto), Partner shall provide to Cellares, for Cellares’ review , otherwise relevant copies of what is intended to be submitted, provided that such copies may be redacted with respect to information not pertinent to Cellares’ potential rights and obligations under this Agreement. Partner shall consider in good faith any comments provided by Cellares. Subject to Section 5.4, Cellares will promptly provide to Partner such support, including data and documentation, as reasonably requested by Partner in connection with regulatory filings relating to the Product or the manufacture thereof. Cellares shall timely respond to any requests received by Cellares from a Regulatory Authority that relate to this Agreement, including the Cellares Operating Documents, the Manufacturing Process, the Product or the Services provided under this Agreement, and shall timely provide all documents and information requested by the applicable Regulatory Authority in any such request, in each case in a timely manner sufficient to meet any applicable statutory deadlines or deadlines requested by the applicable Regulatory Authority.
6.
Orders.
6.1
Forecasts.
(a)
Partner shall provide Cellares with a rolling [***] forecast of its requirements for manufacturing of all Products (each, a “Rolling Forecast”) at least [***] prior to the beginning of each month during the Term representing Partner’s good-faith estimate of the type and quantity of such Products that Partner expects to place a Purchase Order for manufacturing of such Products on a monthly basis within each of the following [***]. Except as specified in an applicable SOW, the initial Rolling Forecast will be provided at least [***] prior to the manufacturing of Product hereunder, or at such other date as the Parties mutually agree in an applicable SOW. With respect to any Calendar Quarter for which Partner at any time does not provide a Rolling Forecast pursuant to this Section 6.1, or provides a Rolling Forecast that is otherwise not compliant with this Article 6 or is not accompanied by a Purchase Order for the Commitment Amount in accordance with Section 6.3, then (a) Cellares shall have no obligation to accept any Purchase Order during such Calendar Quarter and the lead time pursuant to Section 6.5 for fulfillment by Cellares of any Purchase Orders it elects to accept shall be at Cellares’ sole discretion, provided that Partner may cancel any Purchase Order if Cellares’ proposed lead time for such Purchase Order is not reasonably acceptable to Partner in light of the timing required for administration of such Product to a patient, and in which case Partner shall notify Cellares of the same and the Parties shall discuss the matter in good faith.

(b)
Upon progression of the Product to the next clinical phase of development or commercialization, to the extent a material change in demand is reasonably anticipated, at the request of either Party, the Parties will renegotiate the Forecast structure in good faith.

6.2
Binding Forecast.
(a)
With respect to each Rolling Forecast, the first [***] of such Rolling Forecast (the “Binding

Forecast”) shall be a binding commitment on Partner to purchase the Products described in such Rolling Forecast; provided that the quantity of Products projected to be purchased during the [***] may only be adjusted by Partner in subsequent Rolling Forecasts [***] (the “Collar”). Partner shall be required to issue a Purchase Order for [***] of the quantities of such Products described in the Binding Forecast (the “Commitment Amount”); and the quantities of Products described in the remaining [***] in the Rolling Forecast shall be non-binding and for planning purposes only (subject to the Collar).
(b)
Upon progression of the Product to the next clinical phase of development or commercialization, to the extent a material change in demand is reasonably anticipated, at the request of either Party, the Parties will renegotiate the Binding Forecast structure in good faith.
(c)
Within [***] of receipt of a Rolling Forecast, Cellares shall notify Partner if Cellares has a [***] belief that Cellares’ manufacturing capacity will be insufficient to meet the forecasted quantities reflected in the non-binding portion of such Rolling Forecast. and shall use good faith efforts to accept such Rolling Forecast. Once accepted, the Binding Forecast will be a binding commitment on Cellares to manufacture the Products and a binding commitment by Partner to issue a Purchase Order(s) to purchase such Products. Notwithstanding anything to the contrary, Cellares will accept any Rolling Forecast that falls within the applicable Minimum Capacity and the Commitment Amount and otherwise is compliant with this Article 6.
6.3
Purchase Orders. From time to time, Partner may issue purchase orders for manufacturing of volumes of Product (each, a “Purchase Order”) consistent with the Rolling Forecast. For each month, Partner shall submit Purchase Orders for at least the Commitment Amount corresponding to the first month of the most recent Binding Forecast for delivery in such month concurrently with the Rolling Forecast (i.e., at least [***] prior to the beginning of each month). Partner may submit additional Purchase Orders from time to time. Each such Purchase Order shall specify: (i) the quantity of each Product desired, (ii) the destination of Delivery, and (iii) the requested Initiation Date (defined below) (to the extent known by Partner and subject to change by the Partner within the same Calendar Quarter for the Products under such Purchase Order (which shall comply with Section 6.5). Once a Purchase Order is accepted by Cellares, the Purchase Order is non-cancelable by Partner or Cellares and no changes may be made to the Purchase Order by either Party without written consent by the other Party.
6.4
Acceptance of Purchase Orders.
(a)
No later than [***] after receipt of a Purchase Order, Cellares shall confirm in writing its receipt of the Purchase Order, provided that (1) if (i) the type and quantity of Products described in a Purchase Order are consistent with the most recent Binding Forecast, (ii) the quantities of such Products described in such Purchase Order are no more than (when aggregated with all other Purchase Orders for the applicable Calendar Quarter) [***] of the Commitment Amount, (iii) the requested Initiation Dates of such Products complies with the lead-time requirements described in Section 6.5, and (iv) the Purchase Order otherwise complies with the terms of this Agreement, then Cellares shall accept such Purchase Order by sending an acknowledgement to Partner (any such accepted or deemed accepted Purchase Order, a “Confirmed Order”) and (2) Cellares may reject the portion of any Purchase Order covering any Calendar Quarter outside the Binding Forecast or in excess of (when aggregated with all other Purchase Orders for the applicable Calendar Quarter) [***] of the quantity set forth in the Binding Forecast. Any Purchase Order that is compliant with (i) - (iv) above but not accepted in writing by Cellares within [***] after its receipt thereof shall be deemed accepted. Any Purchase Order that is not compliant with (i) - (iv) above but not accepted in writing by Cellares within [***] after its receipt thereof shall be deemed rejected.
(b)
Subject to the foregoing, Cellares shall use commercially reasonable efforts (but shall otherwise have no obligation) to accommodate Purchase Orders for quantities of Products that in the aggregate with all other Purchase Orders for the applicable Calendar Quarter exceed [***] but are no more than [***] of the Commitment Amount for the applicable Calendar Quarter. Cellares shall notify Partner whether or not Cellares will agree to supply the additional amount of Products requested in any such Purchase Order, the estimated Delivery Dates for such excess Product, and if the remainder of such

Purchase Order is acceptable in accordance with this Section 6.4, then upon such written notice, such additional amount of Products accepted by Cellares shall be included in the Confirmed Order. Cellares shall not be considered to have accepted any Purchase Order for such additional Product quantities without written confirmation. Cellares shall have no obligation to accommodate any Purchase Orders for quantities of Products that in the aggregate exceed [***] of the Commitment Amount.
6.5
Lead Time; Delivery Date. Partner will issue Purchase Orders that specify requested date(s) of initiation of manufacturing (the “Initiation Date”), and Cellares’ written confirmation of Purchase Orders (if any) shall set forth a delivery date for each Product ordered (the “Delivery Date”). For each Product, the time between the Initiation Date and the Delivery Date shall be not less than the lead time as specified in the applicable SOW, unless otherwise agreed by Cellares. Cellares shall use [***] to comply with any maximum turnaround time specified in the applicable SOW. The Initiation Date and Delivery Date for each Product shall be binding on Cellares once such Purchase Order is accepted by Cellares unless otherwise mutually agreed; provided that, in the event Cellares reasonably anticipates that it will be unable to meet any Initiation Date or Delivery Date for any accepted Purchase Order due to circumstances outside of Cellares’ control, Cellares shall promptly notify Partner and the Parties shall work together in good faith to find a mutually agreeable alternative Initiation Date or Delivery Date to the extent feasible based on bona fide patient needs.
6.6
Failure to Comply with Binding Forecast. Unless otherwise set forth in an applicable SOW, if Partner does not purchase the full quantity of Products in the Commitment Amount during a given Calendar Quarter as set forth in the Binding Forecast, [***].
6.7
No Other Terms and Conditions. If a sales acknowledgment, invoice, Purchase Order, or other document submitted by either Party contains terms or conditions conflicting with or additional to the terms and conditions of this Agreement, the Parties hereby reject such terms and conditions, and the terms and conditions of this Agreement shall prevail unless otherwise expressly agreed to in writing by both Parties.
6.8
Supply Shortfall; Minimum Capacity Guarantee.
(a)
Supply Shortfall. In the event Cellares’ reasonably believes its manufacturing capacity will be insufficient to supply the Commitment Amount of Product, Cellares shall have the right to allocate its manufacturing capacity (including raw materials) between Partner and Cellares’ other customers [***].
(b)
Minimum Capacity Guarantee. Notwithstanding anything herein to the contrary, provided that Partner complies with the forecasting structure set forth above (as may be amended from time to time in writing), Cellares shall provide Partner with manufacturing capacity, [***]: (i) [***], or (ii) [***].
7.
Pricing; Payment.
7.1
Service Fees. Partner will pay Cellares the fees and other costs for all Services properly performed (the “Service Fees”) and Product Delivered hereunder (the “Product Price”) (comprised of a Batch fee and Raw Materials pass-through costs as set forth on the applicable SOW) following receipt by Partner of Cellares’ invoices for such Product pursuant to Section 7.3 or as otherwise set forth in the applicable SOW. Unless otherwise expressly set forth in the applicable SOW, all Service Fees are non-refundable. The initial Batch fee is set forth on Exhibit A hereto.
7.2
Price Adjustments.
i.
Following the [***], or (b) [***]. No later than [***], Cellares shall notify Partner of any such changes with respect to the next Calendar Year.
7.3
Invoicing. Cellares shall invoice Partner on a monthly basis for the total Product Price of all

Products Delivered to Partner in the prior month and, except as otherwise set forth in the applicable SOW, for all other Service Fees incurred or otherwise due in such prior month. Each invoice issued by Cellares hereunder shall specify: [***]. Partner may withhold disputed amounts subject to a good faith dispute. In the event of a payment dispute, Partner shall nevertheless pay the undisputed portion of the applicable invoice and the parties will work reasonably and in good faith to resolve the dispute as quickly as possible. All undisputed amounts not paid by Partner when due shall accrue interest from the applicable due date until paid, at the rate of [***] (or, if less, the maximum rate allowed under the law). Additionally, Cellares may stop performing the applicable Services and withhold Products and other deliverables until payment of all undisputed invoices is made.

Cellares shall submit all invoices to:	Partner shall remit payment in US dollars (USD) via wire transfer or ACH:
Cabaletta Bio, Inc.	Cellares Corporation
[***]	[***]

7.4
Tax. Unless otherwise agreed by the Parties in an applicable SOW, all fees are exclusive of all sales, use, services, Value Added Taxes (VAT) or similar taxes which shall be charged to Partner at the prevailing rate. The fees also exclude the cost of import, export, insurance and transportation of Partner Materials and other samples or specimens (including the return thereof) which shall be the sole responsibility of Partner.
7.5
Equipment. Any capital or other equipment required for the performance of the Services, including without limitation to a Cell Shuttle and associated cartridges shall be solely the expense of Cellares unless otherwise agreed by the Parties in an applicable SOW, such as equipment that is specific to Partner's Process.
8.
Release and Delivery.
8.1
Quality Release. Cellares shall provide to Partner the applicable Batch Records, CoA, CoC and such other documentation for Product as is reasonably required to meet all applicable regulatory requirements of the Regulatory Authorities and completion of other release activities completed per the Quality Agreement upon Delivery (“Release”).
8.2
Delivery Without Batch Documentation. Upon Partner’s request, Cellares shall Deliver restricted Product prior to Release, provided that such request must be accompanied by Partner’s written acknowledgement that (a) the Product has been Delivered without a CoA or CoC or other applicable documentation, (b) accordingly, the Product cannot be administered to humans until transmittal of such certificates and documentation, and (c) Partner nevertheless accepts full risk of loss, title and ownership of the Product. Cellares shall have no liability or responsibility for any such Product or the use thereof by or on behalf of Partner provided without the applicable documentation. Cellares shall deliver the CoA, CoC and such other documentation as required pursuant to Applicable Law and the applicable SOW as soon as such documentation is available.
8.3
Delivery. All Products shall be delivered EXW (Facility) (Incoterms 2020) (“Deliver,” “Delivered,” or “Delivery,” as appropriate), in each case no later than the Delivery Date specified on Cellares’ written confirmation of the applicable Purchase Order (or, if no such Delivery Date is specified, the Delivery Date shall be consistent with the turnaround time set forth in the applicable SOW and Section 6.5) (unless the Delivery Date is changed by written agreement of the Parties or a Force Majeure occurs). Partner shall be responsible for all loading, transit, export and import from the Facility, including the selection of a carrier and management thereof. Title and risk of loss for the Products shall pass from Cellares to Partner upon Delivery. Partner shall be solely responsible, in its discretion and at its expense, for procuring any insurance it desires for shipping and transportation after Release. In the event Cellares stores any

Product pursuant to Section 4.7 as a result of Partner’s failure to take Delivery of such Product within [***], then Cellares shall have a right to invoice Partner for such storage at mutually agreed rates for any storage beyond [***] and up to a maximum of [***], and Partner shall pay each such invoice within [***] following receipt thereof. Except as specified in the applicable SOW, Cellares shall have no obligation to store or retain any Product for more than [***] of such Product.
8.4
Packaging and Labeling. Cellares will package and label Product for Delivery in accordance with Cellares Operating Documents and the applicable Specifications.
8.5
Samples. Cellares shall retain quality control samples of each Batch of Product Delivered hereunder in accordance with the Quality Agreement and Applicable Law.
8.6
Manufacturing Issues. Cellares shall not be responsible or liable for any carrier or other delays or factors adversely impacting its performance hereunder due to Force Majeure.
9.
Acceptance/Rejection of Product.
9.1
Acceptance. Following Delivery of each shipment of Product pursuant to Section 8.3, Partner shall have the right to inspect and test Product to determine compliance with this Agreement, including the Product Warranty (defined below). If Partner believes that any Product in any shipment does not conform to the Product Warranty (“Non-Conformance”), [***]). The mere failure of a Product to have a particular therapeutic or other effect in and of itself shall not be grounds for deeming such Product to have a Non-Conformance. If Partner fails to notify Cellares of a Non-Conformance within the timelines set forth above in this Section 9.1, such Product shall be deemed accepted by Partner.
9.2
Rejection and Remedy for Non-Conformance.
(a)
Rejection for Non-Conformance. Upon timely receipt of a Deficiency Notice pursuant to Section 9.1, if Cellares believes in good faith that (i) rejected Product complies with the Product Warranty or (ii) such Non-Conformance is attributable to the Partner Manufacturing Process, any specimens, samples, Partner Materials, information, instructions or intellectual property provided by Partner or the inherent properties of such Product (this clause (ii), “Partner Fault”), the Parties shall initiate an investigation of such Non-Conformance which will be conducted, upon mutual agreement of the Parties, by either Party, the Parties jointly, or a Third Party independent laboratory agreed by the Parties, provided that Cellares notifies Partner of its belief that rejected Product complies with the Product Warranty within [***] after receipt of the Deficiency Notice, after which time Cellares shall have waived its right to challenge the rejection. Partner shall provide Cellares with reasonable assistance in such investigation, including the return of all such Non-Conforming Product at Cellares’ expense. If the investigation determines that (i) such Non-Conformance does exist, then the applicable Products shall be deemed to be properly rejected or (ii) such Non-Conformance does not exist or is the result of any Partner Fault or cannot be definitively established, then Partner shall be deemed to have accepted Delivery of such Products (and Partner shall be obligated to pay for such Products as set forth in this Agreement and Partner shall reimburse expenses paid by Cellares pursuant to the immediately preceding sentence). The costs of the investigation related to such Deficiency Notice shall be borne by Partner, unless it is determined by the Parties that a Non-Conformance not resulting from any Partner Fault exists, in which case Cellares shall pay such costs. If the foregoing investigation is conducted by a Third Party independent laboratory as set forth in this Section 9.2(a), the determination by such independent laboratory shall be binding on the Parties, absent manifest error.

(b)
Disagreement Regarding Non-Conformance. In the event Partner provides a timely Deficiency Notice and Cellares timely challenges such Deficiency Notice, and following an investigation by either Party or the Parties jointly under Subsection 9.2(a) either Party in good faith disagrees with the determination that the Product was or was not Non-Conforming or whether any Non-Conformance was the result of any Partner Fault, then the Party that disagrees with such determination may cause an independent third-party laboratory agreeable to both Parties to perform comparative tests and/or analyses on samples of the alleged Non-Conforming Product to determine whether such Product is Non-Conforming and if so, whether such Non-Conformance was the result of any Partner Fault, in which case such laboratory’s results shall be in writing and shall be final and binding on the Parties absent manifest error on the face of its report. Unless otherwise agreed to by the Parties in writing, the costs associated with such third-party testing and review shall be borne by the Party against whom the independent third-party laboratory rules or, if the laboratory does not rule in favor of either Party, then the Parties shall share equally the expenses of the laboratory.

(c)
Remedy for Non-Conformance. [***].

9.3
Delivery of Non-Conforming Product. Notwithstanding the foregoing, Partner may upon its request take delivery of Non-Conforming Product, or any Product that otherwise does not meet the applicable Specifications or cGMP (including any Development Batch), at Partner’s sole risk and cost. Cellares shall have no liability or responsibility for any such Product or the use thereof by or on behalf of Partner.
10.
Confidentiality.
10.1
Each Party (a “Disclosing Party”) may disclose or otherwise make available, directly or indirectly, to the other Party (the “Receiving Party”) confidential information of the Disclosing Party (“Confidential Information”) during the term of this Agreement, whether disclosed or otherwise made available hereunder or under the Quality Agreement, whether written, graphic, oral, visual, tangible or intangible, in any form or format. The existence and terms of this Agreement are deemed to be the Confidential Information of both Parties. The Receiving Party shall (a) maintain all Confidential Information in confidence and employ commercially reasonable procedures to prevent its unauthorized publication or disclosure, (b) only disclose Confidential Information to those of its officers, directors, employees, consultants and advisors who have a need to know such Confidential Information for purposes permitted under this Agreement and who are subject to written obligations of confidentiality and non-use at least as protective as those set forth therein (except that each Party may disclose the terms of this Agreement to bona fide actual or prospective underwriters, investors (which are not competitors of Partner), lenders or other financing sources or to potential acquirers of the business to which this Agreement relates, and who in each case have a specific need to know such Confidential Information and who are bound by an obligation of confidentiality and restrictions on use that are at least as protective of the Disclosing Party as those in this Article 10, and (c) Confidential Information of Cellares to Regulatory Authorities solely as contemplated and permitted under Article 5); provided that the Receiving Party shall be liable for any failure to comply with the Receiving Party’s obligations hereunder and use the Confidential Information only for any purposes permitted under this Agreement and the Quality Agreement. Subject to the requirements of the preceding sentence, Partner also may disclose Confidential Information of Cellares to third parties (each, a “Collaboration Partner”) with whom Partner has (or is negotiating) a marketing and/or development collaboration agreement (“Collaboration Agreement”), provided that (i) the specific Collaboration Partner and scope of necessary disclosure is identified to Cellares in advance, and (ii) notwithstanding clause (c) of the preceding sentence, the Collaboration Partner’s use of the Cellares Confidential Information is solely to evaluate and (if executed) to perform the Collaboration Agreement. In addition, if Cellares identifies a Collaboration Partner as a competitor to or customer of Cellares, then the parties will discuss specific ways to mitigate Cellares’ concerns with respect to the disclosure of Cellares Confidential Information in such context. The Receiving Party’s obligations under this Article 10 will survive termination or expiration of this Agreement for a period of [***]; provided that with respect to any trade secret of the Disclosing Party, such obligations shall survive and continue for as long as such Confidential Information qualifies as a trade secret of the Disclosing Party under Applicable Law. Confidential Information shall include any “Confidential Information” as defined under the TTA. For clarity, Partner Background IP, Partner Materials, Partner Arising IP, and the Partner Manufacturing Process are the Confidential Information of Partner, and Cellares Background IP, Cellares Technology and Cellares Inventions are the Confidential information of Cellares.
10.2
The Receiving Party’s obligations under this Article 10 shall not apply to any Confidential

Information that, as demonstrated by contemporaneous written evidence, (a) is known to the Receiving Party without obligation of confidentiality at the time it was obtained from the Disclosing Party; (b) is acquired without obligation of confidentiality by the Receiving Party from a third party having a right to so disclose such Confidential Information; (c) is or becomes published or otherwise in the public domain other than by violation of this Agreement by the Receiving Party; or (d) is independently developed by the Receiving Party without reference to or reliance upon the Confidential Information disclosed by the Disclosing Party. The Receiving Party may disclose Confidential Information that it is required to disclose under Applicable Law or an order by a court or other regulatory body having competent jurisdiction (including the rules of any securities exchange); provided that except where not legally permitted, the Receiving Party shall give the Disclosing Party reasonable advance notice of such disclosure requirement and shall cooperate with the Disclosing Party to oppose, limit or secure confidential treatment for such required disclosure. In the event of any such required disclosure, the Receiving Party shall disclose only that portion of the Confidential Information that the Receiving Party is legally required to disclose, and any such Confidential Information required to be disclosed shall remain subject to the obligations of this Article 10 in all other respects.
10.3
Cellares will provide Partner with access to an encrypted data storage platform for the transfer, storage, use, or processing of personal data in connection with the applicable SOW. The Receiving Party shall immediately notify the Disclosing Party of any unauthorized disclosure or use Confidential Information and reasonably cooperate with the Disclosing Party in the response thereto. In the event of a conflict between the terms of this Article 10 and the terms of the TTA, the terms of this Agreement shall control.
10.4
Each Party expressly agrees that any breach or threatened breach by a Receiving Party of this Article 10 may cause irreparable harm to the Disclosing Party and that money damages may not provide a sufficient remedy to the Disclosing Party for any breach or threatened breach. In the event of any such breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the Disclosing Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the Disclosing Party.
11.
Intellectual Property.
11.1
Background IP. Each Party shall retain ownership of all technology or intellectual property rights owned or controlled by a Party as of the Effective Date or developed by or on behalf of such Party independent of this Agreement (such Party’s “Background IP”), and the other Party shall have no rights in such Party’s Background IP except as expressly provided in this Agreement.
11.2
Inventions.
(a)
Any Partner Materials and/or Confidential Information of Partner provided to Cellares by or on behalf of Partner in connection with this Agreement, in any form whatsoever, shall remain the sole and exclusive property of Partner (“Partner Property”). Cellares shall not acquire any right, title or interest in the Partner Property as a result of its performance of the Services.
(b)
All data, documentation, information, know-how, procedures, discoveries, inventions and/or techniques (“Inventions”) developed by or on behalf of Cellares, solely or jointly with others, in the course of performing the Services that do not rely on and/or are not specifically related to the Product or Partner Property (for clarity, Inventions are not specifically related to the Product or Partner Property where they: (i) are generally applicable to the development or manufacture of chemical or biological products or products components, (ii) relate to or improve Cellares’ Confidential Information or Background IP, including the Manufacturing Process (other than the Partner Manufacturing Process) or

(iii) relate to the conduct of Cellares’ business, Cellares’ products or services or the use of materials in connection therewith) shall be collectively referred to as the “Cellares Inventions” (together with Cellares’ Background IP, the “Cellares Technology”), are and shall remain solely owned by Cellares.

(c)
Any Inventions developed by or on behalf of Cellares, solely or jointly with others, in the course of performing the Services, and which rely on and/or are specifically related to the Product or Partner Property (“Partner Arising IP”) shall be solely owned by Partner, and Cellares hereby assigns to Partner all of Cellares’ right, title and interest in such Partner Arising IP; provided that Cellares shall retain the right to use such Partner Arising IP to the extent necessary to conduct the Services and for Cellares’ internal research and development purposes, subject in each case to the obligations of Cellares under Article 10. Cellares shall, at Partner’s request and expense, use reasonable efforts to assist Partner to obtain, maintain and enforce the patents and other intellectual property covering the Partner Arising IP. Cellares shall ensure that its personnel, Affiliates, subcontractors or agents involved in the performance of the Services assign to Cellares all Partner Arising IP to enable Cellares’ assignment to Partner as described above.
11.3
Licenses.
(a)
Partner hereby grants to Cellares a limited, non-exclusive, non-sublicensable, royalty-free, fully paid-up license under Partner’s Background IP (to the extent actually disclosed to Cellares hereunder by or on behalf of Partner) and Partner Arising IP solely to the extent necessary to perform the Services.
(b)
To the extent any Cellares Technology is incorporated into any Product, Cellares hereby grants to Partner a limited, non-exclusive, worldwide, royalty-free, fully paid-up, sublicensable (solely with Cellares’ prior written consent) and non-transferrable (except as set forth in Section 15.4) license, during the term of this Agreement, under such Cellares Technology solely as necessary for Partner to sell, have sold, offer for sale, import, and otherwise commercialize such Product. For clarity, Partner shall have no license or right to use or authorize the use of any Cellares Technology to make or have made any Product or product or perform or perform or authorize the performance of any services.
11.4
Patent Filings. Each Party shall have the right to file and prosecute patents covering inventions to be owned by such Party pursuant to Section 11.2, and the other Party shall reasonably cooperate with the filing Party at the filing Party’s expense. Notwithstanding the foregoing, neither Party shall have the right to disclose any Confidential Information of the other Party in any patent filing without the other Party’s prior consent.
11.5
Notice of Infringement; Infringement Claims.
(a)
Each Party shall promptly notify the other Party of any claims that any Product, the practice of the Manufacturing Process of the performance of the Services infringes, misappropriates or otherwise violates the valid intellectual property rights of any Third Party. In the event that either Party notifies the other Party of its reasonable belief that the Services infringe, misappropriate or otherwise violate the valid intellectual property rights of any Third Party, then the Parties shall meet to discuss in good faith (x) the existence of such infringement or misappropriation, (y) the risk of a third-party claim based on such potential infringement or misappropriation, and (z) any steps that can be taken (including modifications to the manner of performance of the Services) to mitigate the risk of such a claim.
(b)
If a Third Party claim is initiated against Cellares in a court of competent jurisdiction alleging the Product infringes, misappropriates or otherwise violates the valid intellectual property rights of such Third Party (such claim a “Product Infringement Claim,” the applicable country over which the court has jurisdiction, the “Applicable Product Jurisdiction”), then Cellares may suspend the infringing Services for the Applicable Product Jurisdiction by providing Partner with [***] written notice; provided that Cellares: (i) may shorten such notice to [***] in the event that Partner fails to fulfill its obligations under Section 13.2 to defend, indemnify and hold harmless Cellares Indemnitees from and against such Product Infringement Claim and fails to cure within such notice period, and (ii) shall continue performance of the Services for the balance of the Term if the risk of such Product Infringement Claim has been reasonably mitigated (e.g. dismissal, abandonment or release).
(c)
If a Third Party claim is initiated against Cellares in a court of competent jurisdiction alleging the Services (not the Product) infringes, misappropriates or otherwise violates the valid intellectual property rights of such Third Party (such claim a “Services Infringement Claim,” the applicable country over which the court has jurisdiction, the “Applicable Services Jurisdiction”), then subject to the following, Cellares shall use reasonable commercial efforts to revise the Services to render them non-infringing (without materially changing the Services), and/or to secure rights, at Cellares’ cost, to the Third Party claimant’s intellectual property to allow performance to continue. If after using reasonable commercial efforts, Cellares decides in good faith, and based on advice of competent counsel, that it cannot secure either of the foregoing solutions in a reasonably timely manner and/or on commercially reasonable terms, then Cellares may suspend the infringing Services for the Applicable Services Jurisdiction by providing Partner with [***] written notice; provided that Cellares shall continue performance of the Services for the balance of the Term if the risk of such Services Infringement Claim has been reasonably mitigated (e.g. dismissal, abandonment or release).
12.
Warranties; Disclaimer.
12.1
Mutual. Each Party represents and warrants that:
(a)
(i) it validly exists under the laws of the jurisdiction in which it was organized, (ii) it has the full power, right and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, (iii) this Agreement once executed will constitute a legal, valid and binding agreement enforceable against it, and (iv) its performance of this Agreement will not conflict with any obligations it may have to any other person; and

(b)
(i) it will not employ, contract with, or retain any person directly or indirectly in connection with the performance of the Services if, to such Party’s knowledge, such person is presently debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.), or are ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as defined in 42 U.S.C. § 1320a-7b(f)), or is disqualified by any other governmental or Regulatory Authority or pursuant to foreign equivalents thereof; and (ii) it has not knowingly engaged in any conduct or activity that could lead to any debarment actions. If during the Term, such Party or, to such Party’s knowledge, any person employed or retained by it in connection with the performance of the Services (x) is debarred or becomes subject of an investigation for debarment, or (y) engages in any conduct or activity that would result in debarment, such Party shall, to the extent that it is legally able to do so, promptly notify the other Party of the same.
12.2
By Partner. Partner represents, warrants and (as applicable) covenants that:
(a)
it will perform its obligations under this Agreement and use all Products and other results of the Services in compliance with Applicable Law; and
(b)
Partner has the right to supply the Partner Materials and Partner’s Confidential Information to Cellares and the necessary rights to grant to Cellares the license to use the same as granted hereunder;
(c)
to Partner’s actual knowledge, all Partner Materials supplied by Partner shall (i) be manufactured in accordance with cGMP (if applicable), (ii) meet other testing requirements and/or specifications as set forth in the applicable SOW or as otherwise agreed in writing by the Parties, and (iii) not be adulterated or misbranded within the meaning of the FD&C Act or similar provisions of any Applicable Laws; and
(d)
Partner has the right to supply the Partner Materials to Cellares and the necessary rights to license or permit Cellares to use the same for the purpose of the Services.
12.3
By Cellares. Cellares represents, warrants and (as applicable) covenants that:

(a)
the Services shall be performed in a professional manner, with due care, and in compliance with all Applicable Laws and the terms of this Agreement, and shall not be performed in violation of any agreement, judgment, order or decree to which Cellares is a party;
(b)
except as otherwise provided in Section 4.4, all cGMP Batches delivered by Cellares hereunder shall, upon Delivery: (i) conform to the applicable Specifications; (ii) be manufactured, stored, tested, labelled, packed and delivered in accordance with the Quality Agreement, cGMP, all relevant Applicable Laws, and the Manufacturing Process described in the Master Batch Record; (iii) not be adulterated or misbranded within the meaning of the FD&C Act or similar provisions of any Applicable Laws in any country where the Product is manufactured or distributed; and (iv) be free of any lien or encumbrance granted by Cellares to any Third Party (this clause (b), the “Product Warranty”);
(c)
all of Cellares’ and its Affiliates’ employees and subcontractors that perform Services hereunder are under an obligation to assign to Cellares all right, title and interest in and to any and all Partner Arising IP and to protect Confidential Information in accordance with Article 10 (and, for clarity, any such rights in Partner Arising IP shall be assigned to Partner through Cellares hereunder in accordance with Article 11);
(d)
to Cellares’ knowledge, Cellares’ use of Cellares’ Background IP in the performance of the Services does not and will not infringe or misappropriate any third-party intellectual property or other rights; and
(e)
the CoA, CoC, and Batch Records (as applicable) provided by Cellares with respect to each Batch will (i) reflect the results of the tests conducted on the Batch to which they relate,

(ii) be accurate and true, and (iii) accurately reflect the processes and procedures followed by Cellares in manufacturing the applicable Batch

(f)
as of the Effective Date, it is not a party to any litigation, inspection, warning letter, arbitration or mediation involving the research, development, or commercialization of pharmaceutical products or medical devices that could have an adverse impact on its performance of this Agreement, and Cellares will promptly notify Partner in the event Cellares becomes a party to any such litigation, inspection, warning letter, arbitration or mediation
(g)
it will implement industry standard physical and technological measures to prevent Confidential Information of Partner from being disclosed to or accessed by Third Parties, and it will use commercially reasonable technical measures to detect and eliminate computer viruses and other destructive code introduced to any computer systems used in connection with the Services and to correct any reproducible error in any computer systems used in connection with the Services reported to Cellares by Partner during the Term; and
(h)
it or its Affiliates hold all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility.
12.4
DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR COURSE OF PERFORMANCE OR COURSE OF DEALING. CELLARES DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY REGARDING ACCEPTANCE OR APPROVAL OF ANY APPLICATIONS, PRODUCTS, PROCESSES OR TREATMENTS BY A REGULATORY OR GOVERNMENTAL AGENCY, OR THAT THE RESULTS OF ANY SERVICES WILL ENABLE PARTNER TO FURTHER DEVELOP OR COMMERCIALIZE THE MANUFACTURING PROCESS OR THE PRODUCTS, OR ANY OTHER PROCESS, PRODUCT OR SERVICE. CELLARES SHALL NOT BE RESPONSIBLE FOR ANY DELAYS OR OTHER ADVERSE IMPACTS TO PARTNER’S DEVELOPMENT (INCLUDING CLINICAL) OR COMMERCIAL PROGRAMS ARISING FROM THIS AGREEMENT. IN ADDITION, ANY EXPRESS WARRANTIES OF

CELLARES HEREUNDER ARE LIMITED OR DISCLAIMER TO THE EXTENT THAT SUCH WARRANTIES ARE NOT MET DUE TO ALL PARTNER MATERIALS NOT (I) NOT BEING MANUFACTURED IN ACCORDANCE WITH CGMP, (II) NOT MEETING OTHER TESTING REQUIREMENTS AND/OR SPECIFICATIONS AS SET FORTH IN THE APPLICABLE SOW OR AS OTHERWISE AGREED IN WRITING BY THE PARTIES, OR (III) BEING ADULTERATED OR MISBRANDED WITHIN THE MEANING OF THE FD&C ACT OR SIMILAR PROVISIONS OF ANY APPLICABLE LAWS.

13.
Indemnities; Insurance.
13.1
By Cellares. Subject to the limitations of liability contained in Section 13.5, Cellares will defend, indemnify and hold harmless Partner and its Affiliates and their respective directors, officers, employees and agents (“Partner Indemnitees”) from and against any losses, damages, fines and liabilities, including reasonable attorney fees (“Losses”) arising from Third Party claims, demands, suits, actions or causes of action (“Claims”) which may be asserted against such Partner Indemnitees by Third Parties to the extent arising out of: (a) the gross negligence, willful misconduct or violation of Applicable Law of or by any Cellares Indemnitee during the Term; or (b) any claims alleging that the use of the Cellares Background IP in the performance of the Services (for avoidance of doubt excluding use by any Cellares Indemnitees of any Partner Property in accordance with Partner’s instructions) infringes any intellectual property rights of a Third Party; except, in each case of (a) through (b), to the extent such Claim is subject to indemnification by Partner pursuant to Section 13.2.
13.2
By Partner. Partner will defend, indemnify and hold harmless Cellares and its Affiliates and their respective directors, officers, employees and agents (“Cellares Indemnitees”) from and against any Losses arising from Claims which may be asserted against such Cellares Indemnitees by Third Parties to the extent arising out of: (a) the research, development, use, sales or distribution by or on behalf of Partner, or any distributor, collaborator, customer, patient, licensee, representative or agent of Partner, of any Product or product containing the Product, (b) any claims alleging that the use of the Partner Property in accordance with Partner’s instructions infringes any intellectual property rights of Third Parties, (c) the gross negligence or willful misconduct of any Partner Indemnitee during the Term, or (d) any injuries suffered by Partner’s employee or representative while at the Facility or elsewhere; except to the extent such Claim is subject to indemnification by Cellares pursuant to Section 13.1.
13.3
Procedure. Each indemnified party shall give the indemnifying Party prompt notice of any Claim for which indemnification is sought hereunder. The indemnifying Party shall have the right to control the defense and settlement of a Claim, at its sole expense, provided the indemnified party shall reasonably cooperate in the investigation, defense and settlement of such Claim at the indemnifying Party’s expense. Neither Party will enter into any settlement agreement that attributes fault or negligence to the other Party, requires any payment by the other Party, or restricts the future actions or activities of the other Party, without the other Party’s prior written consent, which shall not be unreasonably withheld. Any indemnified party shall have the right to participate in the defense and settlement of a Claim and to employ separate legal counsel of its own choice at the indemnified party’s own expense. The costs and expenses, including reasonable fees and disbursements of counsel, incurred by any indemnified party in connection with any Claim shall be reimbursed on a monthly basis by the indemnifying Party subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified party.
13.4
Insurance. Each Party shall carry insurance sufficient to cover its interest or potential liabilities hereunder including, but not limited to worker’s compensation, if applicable, and comprehensive general liability.
13.5
Limitation of Liability.
(a)
EXCEPT WITH RESPECT TO (i) ANY FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (ii) ANY BREACH OF SECTION 10 (CONFIDENTIALITY) OR SECTION 11 (INTELLECTUAL PROPERTY), OR (iii) LIABILITY FOR DEATH OR PERSONAL INJURY, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL,

INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES OR LOST PROFITS ARISING FROM OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF SUCH DAMAGES ARE FORESEEABLE, WHETHER IN CONTRACT OR TORT OR OTHERWISE. FOR THE AVOIDANCE OF DOUBT, THE AMOUNTS PAID AS LOSSES TO THIRD PARTY CLAIMANTS UNDER THE PARTIES’ INDEMNIFICATION OBLIGATIONS ARE NOT PRECLUDED BY THIS 13.5(a).
(b)
EXCEPT WITH RESPECT TO (i) ANY FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (ii) ANY BREACH OF SECTION 10 (CONFIDENTIALITY) OR SECTION 11 (INTELLECTUAL PROPERTY), (iii) INDEMNIFICATION OBLIGATIONS UNDER SECTION 12, OR (iv) LIABILITY FOR DEATH OR PERSONAL INJURY, CELLARES’ TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED THE AGGREGATE AMOUNT OF FEES PAID BY PARTNER TO CELLARES IN THE [***] PRECEDING THE CLAIM UNDER THE APPLICABLE SOW FOR THE SERVICES GIVING RISE TO THE LIABILITY.
14.
Term; Termination.
14.1
Term. This Agreement shall commence upon the Effective Date and continue until the later of (a) the fifth (5th) anniversary of the Effective Date, or (b) completion of all Services set forth in all SOWs entered into prior to expiration of the Term, unless earlier terminated in accordance with this Article 14 (the “Term”).
14.2
Termination.
(a)
Either Party may terminate this Agreement or any SOW at any time upon ninety

[***] ([***] for non-payment) prior written notice to the other Party for material breach of this Agreement by the other Party if such breach is not cured to the non-breaching Party’s reasonable satisfaction within the applicable notice period; provided, however, that such [***] period shall be extended an additional [***] as agreed by the Parties in writing if the identified breach is incapable of cure within [***] and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure (it being understood that this extended period shall be unavailable for any breach regarding non-payment).

(b)
Partner may terminate this Agreement or any SOW for any reason or no reason upon [***] prior written notice to Cellares.
(c)
Cellares may terminate this Agreement or any SOW for any reason or no reason upon [***] prior written notice to Partner.
(d)
Either Party may terminate this Agreement if the other Party enters into administration, becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has an administrator or receiver appointed for a substantial part of its assets, except in the event such petition, appointment or action is withdrawn within [***].
14.3
Effect of Termination. Upon expiration or termination of this Agreement or any SOW, the following shall apply:
(a)
Partner shall promptly pay Cellares (i) any Service Fees due in connection with Services properly rendered through the effective date of expiration or termination, and (ii) all non-cancellable commitments, such as time and materials and pass through costs, made prior to the date of notice of such termination or expiration, in each case solely to the extent such costs are expressly authorized in the SOW; provided, however, that Partner shall have no payment obligations under the foregoing (ii) in the event of termination by Partner for Cellares’ material breach pursuant to Section 14.2(a), unless to the extent the non-cancellable commitments are specific to the Product;

(b)
Cellares shall deliver, and Partner shall pay for, all finished but undelivered Product;
(c)
Cellares will, at Partner’s election and expense, dispose of or deliver to Partner (i) all Partner Material (including Cell Lines and Cell Banks) in accordance with Section 3.5(f), and (ii) any retained samples (except for samples Cellares is required to retain pursuant to Applicable Law), and any records, reports and other deliverables required to be provided to Partner under the applicable SOW;
(d)
neither Party shall be relieved of any obligation accruing prior to such expiration or termination; and
(e)
Section 3.5(e) and (f), Section 4.6(e), Article 5, Article 7 (with respect to any amounts payable prior to or in connection with expiration or termination), Article 9, Article 10, Article 11, Section 12.4, Article 13, Section 14.3 and Article 15 shall survive such expiration or termination.
15.
Miscellaneous
15.1
Force Majeure. Except for the payment of monies due hereunder, neither Party shall be considered in default of the performance of any obligation hereunder to the extent that the performance of such obligation is prevented or delayed by fire, flood, earthquake, explosion, acts of terrorism, disease, war, insurrection, embargo, changes in Applicable Law that materially impacts that Party’s performance of this Agreement, civil or military authority, act of God, or any other event, occurrence or condition which is not caused, in whole or in part, by that Party, and which is beyond the reasonable control of that Party (“Force Majeure”). A Party that is prevented from performing any of its obligations due to Force Majeure will promptly give notice to the other Party of the event and the obligations as to which performance is prevented or delayed, and shall use commercially reasonable efforts to mitigate such Force Majeure. If a Force Majeure continues for more than [***], the Parties will discuss an appropriate resolution that may include an amendment or termination of the affected SOW or this Agreement.
15.2
Notices. All notices from one Party to the other will be in writing sent to the Party’s address set forth in the preamble above. For Partner, notices must be sent Attention: General Counsel, with a cc to [***]. Notices must be sent by overnight courier, certified mail, return receipt requested, or by other means of delivery requiring a written acknowledged receipt. All notices will be effective upon receipt.
15.3
Independent Contractor. The business relationship of Cellares to Partner is that of an independent contractor and not of a partner, joint venturer, employer, employee or any other kind of relationship. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.
15.4
Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either Party without the prior written consent of the other Party, except that either Party may assign or transfer this Agreement to an Affiliate of such Party or to a purchaser of all or substantially all of its business or assets to which this Agreement relates, whether by way of sale of assets or stock of such Party or merger, acquisition, reorganization or otherwise. Any assignment not in compliance with this Section 15.5 is null and void.
15.5
Publicity. Neither Party shall use the other Party’s name, symbol or trademarks in any publicity releases, advertising, sales or promotional material, including customer lists or in any publication without the other Party’s prior written consent in each case, unless required by Applicable Law. For clarity, the foregoing does not apply with respect to any filings by Partner or its Affiliates to any Regulatory Authority.
15.6
Entire Agreement; Waiver; Severability. This Agreement, including each SOW and the Exhibits attached hereto, sets forth the entire agreement and understanding between the Parties, superseding any and all previous statements, negotiations, documents agreements and understandings, whether oral or written, as to the subject matter of this Agreement. No modification, amendment, or waiver of the provisions of this Agreement shall be valid or binding on either Party unless in writing and signed by both Parties. No waiver of any term, right or condition under this Agreement on any one occasion shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition hereunder. In the event that any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. In the event of conflict between the terms of this Agreement and the terms of any SOW, the terms of this Agreement will control.
15.7
Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties under this Agreement, or the enforcement of the rights and obligations of the parties under this Agreement will be governed by the laws of the State of Delaware and shall be construed and governed under and in accordance with the laws of that State without regard to the provisions governing conflict of laws.
15.8
Counterparts. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which, together with this writing, shall be deemed one and the same instrument. This Agreement may be executed by facsimile, PDF or electronic signatures, which signatures shall have the same force and effect as original signatures.
15.9
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the Effective Date.

Cellares Corporation Cabaletta Bio, Inc.

By: /s/ Fabian Gerlinghaus By: /s/ Steven Nichtberger

Name: Fabian Gerlinghaus Name: Steven Nichtberger, M.D.

Title: Co-Founder & CEO Title: Chairman and CEO

11 January 2026 | 3:28:59 PM PST 11 January 2026 | 3:28:59 PM PST

Exhibit A

Initial Batch Fee = [***]